Subsidiaries of Rice Energy Inc.

Name of Subsidiary	Jurisdiction of Organization
Rice Energy Appalachia, LLC	Delaware

Rice Energy Marketing LLC	Delaware

Rice Drilling B LLC	Delaware

Rice Drilling D LLC	Delaware

Rice Midstream Holdings LLC	Delaware

Rice Midstream Management LLC	Delaware

Rice Midstream Partners LP	Delaware

Rice Midstream OpCo LLC	Delaware

Rice Poseidon Midstream LLC	Delaware

Rice Olympus Midstream LLC	Delaware

Rice Water Services (OH) LLC	Delaware

Rice Water Services (PA) LLC	Delaware

Alpha Shale Holdings, LLC	Delaware

Alpha Shale Resources, LP	Delaware